EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-160597 and 333-139645 on Form S-3, and Registration Statements Nos. 333-158093 and 333-139128 on Form S-8 of our report dated March 14, 2008, relating to the consolidated financial statements of Jamba, Inc. and subsidiary for the fiscal year ended January 1, 2008 appearing in this Annual Report on Form 10-K of Jamba, Inc. for the fiscal year ended December 29, 2009.

/s/ Deloitte & Touche LLP

San Francisco, California
March 10, 2010